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                           June 22, 2023

       Xuefeng Chen
       Chief Executive Officer
       FARADAY FUTURE INTELLIGENT ELECTRIC INC.
       18455 S. Figueroa Street
       Gardena, CA 90248

                                                        Re: FARADAY FUTURE
INTELLIGENT ELECTRIC INC.
                                                            Registration
Statement on Form S-3
                                                            Filed on June 16,
2023
                                                            File No. 333-272745

       Dear Xuefeng Chen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing